Exhibit (a)(5)(I)

                                                  UNITED STATES DISTRICT COURT
                                             FOR THE DISTRICT OF MASSACHUSETTS


--------------------------------
                                )
                                )
                                )
MAXWELL SHOE COMPANY, INC.,     )
                                )
            Plaintiff           )
                                )
     v.                         )
                                )
JONES APPAREL GROUP, INC., AND  )
MSC ACQUISITION CORP.,          )       Case No. 04 CV 10635-RGS
                                )
            Defendants.         )
                                )
                                )
                                )
                                )
--------------------------------

            MEMORANDUM IN SUPPORT OF DEFENDANTS' MOTION TO DISMISS
                       AND FOR PARTIAL SUMMARY JUDGMENT


                                John D. Donovan, Jr. (130950)
                                Christopher Dillon (640896)
                                ROPES & GRAY LLP
                                One International Place
                                Boston, Massachusetts 02110
                                617-951-7000

                                Paul C. Saunders
                                Timothy G. Cameron
                                Andrew B. Kratenstein
                                Cravath, Swaine & Moore LLP
                                Worldwide Plaza
                                825 Eight Avenue
                                New York, New York 10019
                                212-474-1000

                                Counsel for Jones Apparel Group, Inc., and
                                MSC Acquisition Corp.
Dated:  April 30, 2004

                               TABLE OF CONTENTS
                                                                       Page(s)
                                                                       -------

BACKGROUND FACTS............................................................5

THE AMENDED COMPLAINT'S ALLEGATIONS.........................................7

ARGUMENT....................................................................9

I.   THE WILLIAMS ACT CLAIMS ARE FACTUALLY AND LEGALLY
     UNTENABLE BECAUSE THE TENDER OFFER STATEMENT CONTAINS
     ALL INFORMATION MATERIAL TO INFORMED DECISION-MAKING
     AND REQUIRED BY APPLICABLE REGULATIONS................................10

         A.  The Williams Act's Disclosure Regime..........................11

         B.  Maxwell's Attempt To Manufacture A New Disclosure Standard Is
             Wrong As A Matter of Law......................................14

         C.  Jones Apparel's Motive For Acquiring Maxwell Is Obvious And
             Irrelevant....................................................16

         D.  Jones Apparel's Use of the Term "Attractive" Falls Far Short
             Of Constituting A False Statement.............................21

II.  THE PROXY CLAIMS FAIL AS A MATTER OF LAW BECAUSE THE CONSENT
     SOLICITATION STATEMENT CONTAINS ALL INFORMATION MATERIAL TO
     INFORMED DECISION-MAKING REQUIRED BY APPLICABLE REGULATIONS............26

         A.  Distant And Ancient Business Relationships Are Not Material
             As a Matter Of Law............................................27

         B. Information Concerning Nominees' Affiliations With Certain Companies Do Not Bear Upon The Nominees' Qualifications
             And Need Not Be Disclosed.....................................34

         C.  The Consent Solicitation Statement Discloses The Consent
             Procedures....................................................35

         D.  Jones Apparel's Statements Regarding Maxwell's Unwillingness
             To Consider Jones Apparel's Offer Are Accurate And
             Immaterial....................................................37

         E.  Permitting Maxwell's Frivolous Claims To Proceed Would
             Undermine The Public Interest.................................39

III. THE CLAIM REGARDING MR. LEPPO IS PREDICATED ON AN ERRANT NEWS
     ARTICLE; THE INCONTROVERTIBLE EVIDENCE DEMONSTRATES THAT THERE
     IS NO GENUINE ISSUE OF FACT AND THAT SUMMARY JUDGMENT IS APPROPRIATE..40

CONCLUSION.................................................................41

                             TABLE OF AUTHORITIES

                                     CASES


Atlantic Coast Airlines Holdings, Inc., v. Mesa Aire Group, Inc., 295 F.
  Supp. 2d 75 (D.D.C. 2003)............................................30, 32

Baron v. Smith, 285 F. Supp. 2d 96 (D. Mass. 2003).........................25

Basic Inc. v. Levinson, 485 U.S. 224 (1988)............................12, 14

Beam v. Stewart, No. 501,3002, 2004 WL 739152, at 6 (Del. Mar. 31, 2004)...32

Biesenbach v. Guenther, 588 F.2d 400 (3d Cir. 1978)........................21

In re Cabletron  Systems, Inc., 311 F.3d 11 (1st Cir. 2002)................14

Cape Ann Investors LLC v. Lepone, 296 F. Supp. 2d 4 (D. Mass. 2003)........10

Connecticut General Mortgage & Realty Investments v. Siddall, [1981-
   82], Fed. Sec. L. Rep. (CCH)P. 98,409 (D. Mass. 1981)...................14

Data Probe Acquisition Corp. v. Datalab, Inc., 722 F.2d 1
   (2d Cir. 1983)......................................................13, 25

Desaigoudar v. Meyercord, 223 F.3d 1020 (9th Cir. 2000)....................30

ER Holdings, Inc. v. Norton Co., 735 F. Supp. 1094 (D. Mass. 1990).........39

Edgar v. MITE Corp., 457 U.S. 624 (1982)...................................11

Electric Specialty Co. v. International Controls Corp., 409 F.2d 937
   (2d Cir. 1969)......................................................12, 14

Glassman v. Computervision Corp., 90 F.3d 617 (1st Cir. 1996)..............15

Golub v. PPD Corp., 576 F.2d 759 (8th Cir. 1978)...................21, 22, 24

Greebel v. FTP Software, Inc., 194 F.3d 185 (1st Cir. 1999)................25

I. Meyer Pincus & Associates, P.C. v. Oppenheimer & Co., 936 F.2d 739
   (2d Cir. 1991)......................................................30, 32

J. I. Case v. Borak, 377 U.S. 426 (1964)...............................27, 28

Kas v. Finance General Bankshares, Inc., 796 F.2d 508 (D.C. Cir. 1986).....13

Lessler v. Little, 857 F.2d 866 (1st Cir. 1988)................13, 24, 25, 38

MacFadden Holdings, Inc. v. JB Acquisition Corp., 802 F.2d 62
   (2d Cir. 1986)..........................................................13

Medina-Claudio v. Rodrguez-Mateo, 292 F.3d 31 (1st Cir. 2002)...............9

Mendell v. Greenberg, 927 F.2d 667 (2d Cir. 1991),
     modified on other grounds 938F.2d 1528 (1991).........................21

Mills v. Electric Automobile-Lite Co., 396 U.s. 375 (1970).................39

New England Anti-Vivisection Society, Inc. v. United States Surgical
   Corp., 889 F.2d 1198 (1st Cir. 1989)....................................26

Polar International Brokerage Corp. v. Reeve, 108 F. Supp. 2d 225
   (S.D.N.Y. 2000).........................................................30

Prudent Real Estate Trust v. Johncamp Realty, Inc., 599 F.2d 1140
   (2d Cir. 1979)..........................................................12

Rondeau v. Mosinee Paper Corp., 422 U.S. 49 (1975).........................11

Royal Bus. Group, Inc. v. Realist, Inc., 933 F.2d 1056
   (1st Cir. 1991).....................................................21, 39

Schreiber v. Burlington Northern, Inc., 472 U.S. 1 (1985)..................11

Shaw v. Digital Equip. Corp., 82 F.3d 1194 (1st Cir. 1996).............14, 25

TSC Industrial Inc. v. Northway Inc., 426 U.S. 438 (1976)..........12, 14, 27

Viqueira v. First Bank, 140 F.3d 12 (1st Cir. 1998).........................9

Weeks Dredging & Contracting, Inc. v. America Dredging Co.,
     451 F. Supp. 468 (E.D. Pa. 1978)......................................12

                             SEC NO ACTION LETTERS

BT Bancorp, Inc., SEC No Action Letter, 1999 WL 231196.....................37

Phoenix Gold International, Inc., SEC No Action Letter, 2000 WL 1726981....37

                               FEDERAL STATUTES

15 U.S.C.ss.78l........................................................17, 28

15 U.S.C.ss.78n(d)-(e)......................................................9

15 U.S.C.ss.78u-4(b)(1)-(2).................................................9

15 U.S.C.ss.80a-13.........................................................17

17 C.F.R.ss.229.103........................................................28

17 C.F.R.ss.229.401(a)-(f).................................................28

17 C.F.R.ss.229.404(a)-(c).................................................28

17 C.F.R.ss.229.405........................................................28

17 C.F.R.ss.229.1004.......................................................23

17 C.F.R.ss.229.1006(a), (c)(1) - (7)......................................17

17 C.F.R.ss.240.14a-9(a)...................................................22

17 C.F.R.ss.240.14a-101....................................................24

         Defendants Jones Apparel Group, Inc. and MSC Acquisition Corp. (collectively "Jones Apparel") submit this memorandum in support of their combined motion to dismiss and for partial summary judgment. With one exception, all of the disclosure claims asserted in the plaintiff's Amended Complaint are facially invalid and should be dismissed as a matter of law. The remaining issue - on which the Court authorized limited accelerated discovery
- is predicated upon a factual error in the plaintiff's pleading that the discovery record now corrects. Summary judgment on that solitary matter is therefore warranted.

                                 INTRODUCTION

     This action arises out of the all-cash tender offer (the "Tender Offer") that Jones Apparel initiated on March 23, 2004 to acquire all of the outstanding stock of Maxwell Shoe Company, Inc. ("Maxwell"). Jones Apparel launched its Tender Offer and subsequently commenced a related Consent Solicitation. The consents that Jones Apparel is soliciting would remove Maxwell's incumbent directors and replace them with nominees who would then be in a position to consider whether it is in Maxwell's best interests to eliminate Maxwell's Stockholder Rights Plan (the "Poison Pill") and any other obstacle to accomplishment of the Tender Offer. The Tender Offer and Consent Solicitation are thus a conjoined pair. In order for a majority of Maxwell stockholders to accept $20 in cash for their shares in the Tender Offer, a majority of Maxwell stockholders must consent to removal and replacement of the incumbent directors - unless the incumbent directors themselves disarm the Poison Pill.

     The Amended Complaint's attempt to thwart both elements of the takeover bid is two-faced. On the one hand, Maxwell proclaims itself a champion of disclosure to shareholders, and contends that Jones Apparel's statements are inadequate for stockholders to decide for themselves whether to accept or reject $20 for their shares. But on the other, the pleading represents Maxwell's attempt to preclude stockholders from making that investment decision. Maxwell's attempt to stop Jones Apparel's bid - in the guise of demanding "curative" disclosure
- reveals the complaint for what it is: a takeover target's willingness to do or say anything to avoid letting the marketplace operate. Rather than wrapping Maxwell in the disingenuous mantle of "full disclosure," the pleading seeks to camouflage Maxwell's management's effort to avoid the Company's sale and the loss of their positions. Such self-interested conduct, and Maxwell's attempt to involve the Court in disrupting and obstructing the Tender Offer, should not be permitted.

     Motive and context aside, the Amended Complaint does not advance viable claims. The asserted disclosure violations are either expressly contradicted by the SEC's rules on what a takeover bidder is obliged to disclose, or the pleading seeks information that is plainly immaterial as a matter of law. Simply put, nothing that Maxwell claims should be disclosed is logically relevant to a reasonable shareholder's decision either to accept or reject $20 for her shares, or elect nominees that would facilitate obtaining that $20 price.

     At root, Maxwell claims the Tender Offer/Consent Solicitation is inadequate in three respects.

     First, Maxwell claims that Jones Apparel failed to characterize its $20 Tender Offer in derogatory terms. The plaintiff asserts that Jones Apparel's use of the modifier "attractive" in describing the offer's premium to Maxwell's historic trading price is misleading because Maxwell self-servingly claims the Tender Offer price is too low. But a difference of opinion about value is not a legally cognizable disclosure defect. Self-evidently, and as voluminous case law confirms, a bidder is under no legal compulsion to describe its own offer using the target's adjectives.

     Second, Maxwell avers that Jones Apparel did not disclose its "secret, ulterior motive" for acquiring Maxwell - namely to secure for itself the "lucrative" benefits of Maxwell's license from Jones Apparel on Anne Klein footwear. That simply ignores what the Tender Offer does disclose. The Tender Offer Statement affirmatively discloses the existence of the license, its terms, the fact that the license would be acquired as part of the transaction, and the specific revenue that the license now affords to Maxwell. A redacted version of the license agreement itself is even an exhibit to Jones Apparel's Tender Offer Statement. No stockholder who actually reads the document could conceivably fail to appreciate that if the Tender Offer succeeds, Jones Apparel effectively will be both licensor and licensee, and own all of the license's benefits and burdens. If that reflects on "value," it is there for all Maxwell stockholders to see.

     Third, Maxwell asserts that Jones Apparel has not sufficiently disclosed the roles of its proposed board nominees at other companies or their purported ties to Jones Apparel, hinting that this biographical data and information on affiliations bears upon these nominees' prospective stewardship of Maxwell. That claim ignores both the applicable disclosure rules and the present context. The information that Maxwell claims Jones Apparel wrongfully omitted is not required by the rules, and thus could not conceivably interest a stockholder deciding whether to accept or reject the Jones Apparel bid. In deciding whether to accept or reject $20 per share, and whether to install directors who would then be able to examine this transaction on behalf of Maxwell in a non-self-interested manner, no reasonable shareholder could care less about a nominee's ancient and distant business relationships, whether companies with whom a nominee had remote affiliations went bankrupt, or Maxwell's characterization of those nominees' previous roles. Since the disclosed purpose of electing those nominees is to facilitate the acceptance of a cash offer, Maxwell's insistence upon disclosure of their alleged "conflicting" interests above and beyond what the rules require is completely unnecessary and unwarranted.

     Maxwell's attempt to obstruct and disrupt Jones Apparel's current proposal to Maxwell's stockholders - to take or leave $20 in cash per share - thus founders on two elementary principles under the securities laws. A bidder is not obliged to disclose everything that a target contends is required. Rather, disclosure consistent with what the SEC's regulations prescribe suffices. Since what Maxwell contends is omitted is not mandated for inclusion by SEC rules - and because what is omitted does not make what is stated misleading - Maxwell's disclosure claims fail as a matter of law and must be dismissed.

     The one exception is the Amended Complaint's solitary allegation about Harold Leppo. Maxwell asserts that Mr. Leppo is ineligible to serve on its Board of Directors because Mr. Leppo consulted for Financo and Financo consulted for Jones Apparel (Am. Compl. P. P. 75-79.), which would trigger a qualification provision in Maxwell's By-Laws. Maxwell's allegation is based exclusively on a magazine article that incorrectly reported facts regarding Financo's relationship to Jones Apparel's purchase of Gloria Vanderbilt - Financo actually represented Gloria Vanderbilt in that transaction, not Jones Apparel. As a result, the Maxwell By-Law simply is not implicated. As there is no genuine issue of material fact regarding Leppo, Jones Apparel moves for summary judgment on that specific claim.

     For the reasons set forth below, Jones Apparel's motion to dismiss and motion for partial summary judgment should be granted.

                               BACKGROUND FACTS

     THE PARTIES

     The plaintiff Maxwell is a Delaware corporation with its principal place of business in Massachusetts. Maxwell is in the business of designing, developing, and marketing casual and dress footwear for women and children. Maxwell's stock trades on the NASDAQ National Market.

     The defendant Jones Apparel Group, Inc. is a Pennsylvania corporation with its principal place of business in Bristol, Pennsylvania. For thirty years, Jones Apparel has been a leading designer and marketer of branded apparel, footwear, and accessories. Jones Apparel's nationally recognized brands include Jones New York, Evan-Picone, Norton McNaugton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon, and LeSuit. Jones Apparel Group's stock trades on the New York Stock Exchange.

     MSC Acquisition Corp. is an indirect wholly-owned subsidiary of Jones Apparel Group, Inc. organized under the laws of the State of New York in order to make the offer, the proposed merger with Maxwell, and any possible future consent solicitation.

     THE TENDER OFFER AND ITS BACKGROUND

     On February 25, 2004, Jones Apparel announced that it had delivered a proposal to Maxwell to acquire all of the outstanding shares of Maxwell at a price of $20.00 per share in cash. On March 12, 2004, Maxwell issued a press release indicating that its board of directors had rejected Jones Apparel's proposal and refused to meet with Jones Apparel to discuss the proposal.

     On March 23, 2004, Jones Apparel initiated the Tender Offer for all of the outstanding Class A Common Stock of Maxwell at a price of $20.00 per share. The Tender Offer's expiration (originally set for April 19, 2004) has been extended until May 17, 2004. The full terms of the Tender Offer are found in the Tender Offer Statement filed with the United States Securities and Exchange Commission ("SEC") on Schedule TO and attached as Exhibit 1 to the Declaration of Christopher Dillon ("Dillon Decl."). Jones Apparel has subsequently filed seven amendments to the Tender Offer Statement. (Dillon Decl. Ex. 4-9, Supp. Dillon Decl. Ex. 12.) Those amendments, the latest of which was filed on April 21, 2004, disclose further information about the Tender Offer. The initial Tender Offer Statement advises shareholders that such amendments will be filed from time to time to update shareholders.

     On March 23, 2004, Jones Apparel filed a preliminary consent solicitation statement with the SEC ("Preliminary Consent Solicitation Statement"). ("Dillon Decl. Ex. 2.) The Preliminary Consent Solicitation Statement indicated that Jones Apparel was considering proposing the removal of the members of Maxwell's board of directors to facilitate consummation of the Tender Offer. Notwithstanding the fact that no consent solicitation had yet begun, Maxwell initiated this litigation on April 1, 2004. On April 9, 2004, Jones Apparel filed a Revised Preliminary Consent Solicitation Statement with the SEC in response to comments received in the ordinary course (as is customary) from SEC staff reviewers. (Dillon Decl. Ex. 3.) The SEC subsequently advised Jones Apparel that it had no further comments and Jones launched its consent solicitation on April 21, 2004. (Supp. Dillon Decl. Ex. 11.)

     On April 9, 2004, the Court denied Maxwell's motion for a short order of notice, and ordered the defendants to respond to Maxwell's motion for preliminary injunction by April 16, 2004. On April 15, 2004, after the close of business, Maxwell served Jones Apparel with an Amended Complaint, amended motion for preliminary injunction and amended requested for expedited discovery, which Maxwell states supercede its earlier documents. Maxwell states that it has filed the Amended Complaint and motions in response to Jones Apparel's amendments to the Tender Offer and Consent Solicitation Statement, which were filed on or before April 9, 2004. In substance, Maxwell's amended papers abandon a number of arguments that Maxwell now concedes were indisputably moot and reframes some of its earlier allegations. Following a hearing on April 21, 2004, the Court denied Maxwell's broad requests for expedited discovery, and ordered discovery on two narrow grounds. Jones Apparel's responses to this limited discovery, which have now been provided to Maxwell, demonstrate the absence of any cognizable claims on Maxwell's part. In light of Jones Apparel's discovery responses, and despite Maxwell's efforts to repackage its claims, Maxwell's arguments continue to fail to state a claim upon which relief may be granted.

                      THE AMENDED COMPLAINT'S ALLEGATIONS

     Maxwell's claims, as set forth in its Amended Complaint, fit into three essential categories:

     First, the Amended Complaint attacks the Tender Offer Statement's characterization of the $20 per share price offered to stockholders. Maxwell complains that Jones Apparel's assertion that $20 represents an "attractive premium" is false and misleading, and omits a "factual foundation" or "analysis" to support Jones Apparel's statement. (Am. Compl. P. P. 46-50.) Maxwell similarly contends that the alleged failure to disclose the history of how Jones Apparel acquired the Anne Klein license through the acquisition of Kasper A.S.L., Ltd. deprives stockholders of an understanding about the "extent of Jones's motivation" to make the Tender Offer at that price. (Id. P. P. 51-55.)

     Second, the Amended Complaint alleges that the Tender Offer/Consent Solicitation documents(1) omit material information concerning the "qualifications" and "independence" of Jones Apparel's nominees to Maxwell's board. The pleading asserts that the statement that Jones Apparel's nominees to serve on Maxwell's board to facilitate the Tender Offer are "highly qualified" is false and misleading because the nominees have undisclosed business relationships that pose "material conflicts of interest." (Am. Compl., P. P. 56-61.) In the same vein, Maxwell contends that the Tender Offer/Consent Solicitation materials omit to disclose that companies with which Jones Apparel's nominees were affiliated - mostly in the distant past - subsequently filed for bankruptcy or otherwise suffered losses. (Id. P. P. 92-94, 95-99.)

     Finally, the pleading contends that Jones Apparel nominee Howard Leppo is "ineligible" to serve as a director of Maxwell by virtue of Section 3.2 of Maxwell's By-Laws, which disqualifies persons who, within the previous two years, were a "consultant, advisor, agent, [and/or] representative" of a party such as Jones Apparel making a tender offer for Maxwell. (Am. Compl., P. P. 81-89.) Maxwell alleges, upon information and


---------------------
     (1) Unless otherwise noted, all references by Maxwell to alleged defects in the Revised Preliminary Consent Solicitation Statement are treated herein as if they were referring to alleged defects in the actual Consent Solicitation Statement sent to shareholders on or about April 23, 2004.

belief, that Mr. Leppo has served as a consultant to Jones Apparel within the past two years. Id.

     The Amended Complaint alleges that those three(2) categories of disclosure claims amount to violations of the Williams Act, 15 U.S.C. ss. 78n(d)-(e), as well as the SEC's proxy rules. (Am. Compl. P. P. 133-59.) As set forth below, that is wrong as a matter of law. Each of the disclosure claims should be dismissed; and the claim concerning Mr. Leppo's qualification to serve should be resolved on summary judgment for the defendants.

                                   ARGUMENT

     A motion to dismiss should be granted where "it appears beyond doubt that the plaintiff can prove no set of facts in support of his claim which would entitle him to relief." Medina-Claudio v. Rodriguez-Mateo, 292 F.3d 31, 34 (1st Cir. 2002) (internal quotation and citation omitted). The court should "accept as true the complaint's well-pleaded factual allegations, excluding, however, bald conclusions, unrelieved rhetoric, and pejorative epithets." Viqueira v. First Bank, 140 F.3d 12, 15 (1st Cir. 1998). Securities fraud claims are subject to heightened pleading standards pursuant to the Private Securities Litigation Reform Act of 1995 ("PSLRA"), Section 21D of the Exchange Act, 15 U.S.C.ss.78u-4(b)(1)-(2). Accordingly, Maxwell's pleadings cannot be


---------------------
     (2) For the sake of completeness, we point out that the Amended Complaint does advance two other minor disclosure claims. The pleading asserts that the Consent Solicitation document does not alert stockholders to the "consequences" of giving consent. (Am. Compl. P. P. 109-15.) But that is simply false. See Consent Solicitation Statement at page ii and Section II-C, infra. The complaint also alleges that Jones Apparel has "disparage[d]" Maxwell's board, and has not disclosed that it has voluntarily dismissed a claim for breach of fiduciary duty that it brought in the Delaware Chancery Court. (Am. Compl. P. P. 122-32.) The statements at issue do not amount to "disparagement," and no disclosure duty to update the status of litigation exists. See Section II-D, infra.




read to include implied accusations; in determining whether Maxwell has stated a cognizable claim, the Court should only consider those allegations that have been pled with particularity. See, e.g., Cape Ann Investors LLC v. Lepone, 296
F. Supp. 2d 4, 10 (D. Mass. 2003) (Stearns, J.) (quoting Riley v. Merrill Lynch, Pierce, Fenner & Smith, Inc. 293 F.3d 1334, 1340-41 (11th Cir. 2002)) ("The PSLRA set heightened pleading requirements . . . [t]hese reforms were designed to enable securities defendants to obtain early dismissal of frivolous class actions").

I. THE WILLIAMS ACT CLAIMS ARE FACTUALLY AND LEGALLY UNTENABLE BECAUSE THE TENDER OFFER STATEMENT CONTAINS ALL INFORMATION MATERIAL TO INFORMED DECISION-MAKING AND REQUIRED BY APPLICABLE REGULATIONS.

     Maxwell alleges that the Tender Offer contains misrepresentations and omissions in violation of the Williams Act,(3) Section 14(e) of the Exchange Act. But those allegations cannot withstand scrutiny for four fundamental reasons. Maxwell's allegations of defective disclosure are flatly inconsistent with the Williams Act's disclosure regime, which contemplates strict neutrality between bidder and target in contested takeover matters. The disclosure sought by Maxwell would unfairly tip the playing field in its favor, notwithstanding that policy. More important, Maxwell's disclosure claims are legally untenable. Maxwell seeks disclosures the rules do not require, and that case law has emphatically rejected. Equally significant, Maxwell ignores the disclosure that the Tender Offer Statement does make. The Tender Offer's


---------------------
     (3) Section 14(e) provides: "It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices, in connection with any tender offer or request or invitation for tenders, or any solicitation of security holders in opposition to or in favor of any such offer, request, or invitation."

actual disclosures extinguish Maxwell's contrived claims completely. And at bottom, Maxwell overlooks the interests of its own shareholders, and what is relevant to their investment decision. The "curative" disclosure that Maxwell claims to seek simply would not assist a stockholder in deciding to accept, or whether to reject Jones Apparel's offer, or issue or withhold a consent to replace the incumbent board. Irrelevant information does not promote more informed decision-making.

     A. THE WILLIAMS ACT'S DISCLOSURE REGIME

     As the Supreme Court has repeatedly stated, Congress adopted the Williams Act to ensure that investors faced with tender offers and other substantial acquisitions of securities would receive full and fair disclosure of facts necessary to make an informed investment decision. See, e.g., Schreiber v. Burlington Northern, Inc., 472 U.S. 1, 9 (1985).

     In establishing a framework for hostile tender offers, Congress intended the disclosure provisions to provide a neutral scheme that favored neither the offeror nor incumbent management of the target company. Although early drafts of the Williams Act "`were avowedly pro-management', . . . Congress became convinced `that takeover bids should not be discouraged because they serve a useful purpose in providing a check on entrenched but inefficient management.'" Edgar v. MITE Corp., 457 U.S. 624, 633 (1982) (internal quotations and citations omitted); see also Rondeau v. Mosinee Paper Corp., 422 U.S. 49, 58-59 (1975) ("Congress expressly disclaimed an intention to provide a weapon for management to discourage takeover bids or prevent large accumulations of stock which would create the potential for such attempts").

     Accordingly, district judges have a "responsibility not to allow management to `resort to the courts on trumped-up or trivial grounds as a means for delaying and thereby defeating legitimate tender offers.'" Prudent Real Estate Trust v. Johncamp Realty, Inc., 599 F.2d 1140, 1148 (2d Cir. 1979) (quoting Elec. Specialty Co.
v. Int'l Controls Corp., 409 F.2d 937, 948 (2d Cir. 1969)).

     The Williams Act "does not require that the offeror disclose all the information that it possesses about itself or the target company." Weeks Dredging & Contracting, Inc. v. Am. Dredging Co., 451 F. Supp. 468, 482 (E.D. Pa. 1978). Rather, the Williams Act, Section 14(a) of the Exchange Act, and applicable SEC regulations require bidders to disclose only material information that is specifically prescribed in rules set by the SEC.(4)

     Consistent with the goal of preventing incumbent target company management from using the disclosure of the Williams Act (or the proxy rules) as a pretext for dilatory litigation, the Supreme Court has deliberately set the "materiality" threshold sufficiently high to avoid "bury[ing] the shareholders in an avalanche of trivial information." Basic Inc. v. Levinson, 485 U.S. 224, 231 (1988) (quoting TSC Indus. Inc. v. Northway Inc., 426 U.S. 438, 448-49 (1976)). The Supreme Court has held that a given "fact is material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding" whether to tender his shares - i.e., a fact is not material unless a reasonable shareholder would consider it as significantly altering the "total mix" of information already available in connection with the tender offer. Basic, 485 at 231 (emphasis added) (citations omitted).


---------------------
     (4) The Williams Act disclosure regime is thus similar to the disclosure requirements recognized by the First Circuit under the Securities Act of 1933. In a registration statement and prospectus for the offering of securities, an issuer is obliged only to disclose what the SEC's Forms and Regulations prescribe, and information necessary to make statements made not misleading. But it is not obliged to disclose anything else merely on the opposing party's claim that it is "material." Shaw v. Digital Equipment Corp., 82 F.3d 1194,
1202) (1st 1996).

     In addition to requiring only the disclosure of material facts, the cases make it clear that the federal securities laws generally do not countenance "nit-picking" or self-flagellation. As the Second Circuit Court of Appeals has held:

       The disclosure required by the [Williams] Act is not a rite of confession or exercise in the common law pleading. What is required is the disclosure of objective factual matters.

Data Probe Acquisition Corp. v. Datalab, Inc., 722 F.2d 1, 5-6 (2d Cir. 1983); see also Lessler v. Little, 857 F.2d 866, 875-76 (1st Cir. 1988) (citing Data Probe with approval).

     Moreover, once the material facts are disclosed, a tender offeror is under no obligation to characterize, editorialize or label them in any pejorative or disparaging manner demanded by incumbent target company management. See Data Probe, 722 F.2d at 5-6; Kas v. Fin. Gen. Bankshares, Inc., 796 F.2d 508, 517 (D.C. Cir. 1986); ("The defendants need not label or editorialize on the disclosed facts, at least where the potential conflict would be obvious to any reasonable shareholder."); Lessler, 857 F.2d at 875 ([T]he federal securities laws "are designed principally to impose a duty to disclose and inform rather than to become enmeshed in passing judgments on information elicited.").

     In short, the Williams Act requires only that a tender offeror disclose objective material factual matter. In adopting the statutory scheme governing tender offers, Congress did not create a tool to enable target companies to "subject[] every tender offer to a nit-picking judicial scrutiny which will in the long run injure shareholders by preventing them from taking advantage of favorable offers." MacFadden Holdings, Inc. v. JB Acquisition Corp., 802 F.2d 62, 71 (2d Cir. 1986) (citation omitted). As the Second Circuit observed long ago:

       Probably there will no more be a perfect tender offer than a perfect trial. Congress intended to assure basic honesty and fair dealing, not to impose an unrealistic requirement of laboratory conditions that might make the [Williams Act] a potent tool for incumbent management [or competing tender offerors] to protect [their] own interests against the desires and welfare of the stockholders.

Elec. Specialty Co., 409 F.2d at 948. Accord Connecticut Gen. Mortgage & Realty Invs. v. Siddall, [1981-82] Fed. Sec. L. Rep. (CCH) P. 98,409 at 94,448 (D. Mass. 1981).

     B. MAXWELL'S ATTEMPT TO MANUFACTURE A NEW DISCLOSURE STANDARD IS WRONG AS A MATTER OF LAW.

     At the April 21, 2004 scheduling hearing before the Court, counsel for Maxwell represented that satisfaction of SEC disclosure requirements is not adequate to avoid violations of ss.14(a) or ss.14(e). This is wrong as a matter of law. Though Maxwell claims that merely complying with the securities rules is not sufficient, satisfaction of SEC disclosure requirements is precisely what the law requires. Contrary to Maxwell's assertions, Jones Apparel is not accountable to a `higher standard' rule manufactured by management seeking to prevent shareholders from making an informed decision regarding their shares. Where defendants satisfy their legal disclosure duties, failure to provide additional information is not actionable: "The proposition that silence, absent a duty to disclose, cannot be actionably misleading, is a fixture in federal securities law." Shaw v. Digital Equip. Corp. 82 F.3d 1194, 1202 (1st Cir. 1996). Defendants fulfilled all SEC requirements regarding disclosure, and had no "obligation to disclose information of the type that the plaintiffs complain was omitted." Id. Indeed, to provide shareholders with non-material information, as Maxwell insists Jones Apparel should have done, risks creating the kind of "avalanche of trivial information" that courts have repeatedly warned against. TSC Indus. Inc. 426 U.S. at 448-49; Basic, 485 U.S. at 231 ("too low a standard of materiality" risks triggering "an overabundance of information"); Glassman
v. Computervision Corp., 90 F.3d 617, 633 (1st Cir. 1996) (affirming disclosure that avoids the risk of overwhelming investors with irrelevant information); In re Cabletron Systems, Inc., 311 F.3d 11, 34 (1st Cir. 2002) (only "[i]nformation which would have assumed actual significance in the deliberations of a reasonable shareholder is material") (internal quotation and citation omitted).

     To be sure, strict compliance with the disclosures that the SEC's rules prescribe will not insulate a document from scrutiny if an omission renders the information materially misleading. But no such claim is advanced here. Nothing in the SEC rules requires Jones Apparel to disclose its subjective motive, to characterize its offer, or to disclose remote information about its nominees. Moreover, Jones Apparel has not said anything about those topics in its Tender Offer or Consent Solicitation materials that would require further disclosure in order to correct any misleading impressions. Jones Apparel has not implied that it was disinterested in the Anne Klein License; has not misrepresented the market price of Maxwell's Stock; and has not claimed that its nominees should be highly regarded solely because of their positions with companies five and ten years ago.

     Since no such claim can be made, Maxwell cannot establish that Jones Apparel needs to go beyond the disclosure requirements promulgated by the SEC
- all of which it has met. The disclosure regulations represent the SEC's considered judgment about what is important to stockholders confronted with precisely the kind of investment decision represented by the Tender Offer/Consent Solicitation. Of course, Maxwell is also free itself fairly to present to its shareholders the information that it believes is relevant.

Indeed, this is part of the balanced proxy scheme established by Congress and the SEC to facilitate informed stockholder voting. This Court should not upset the balance that the SEC and Congress have set by imposing new and additional requirements on Jones Apparel just because Maxwell contends that it should.

     C. JONES APPAREL'S MOTIVE FOR ACQUIRING MAXWELL IS OBVIOUS AND
        IRRELEVANT.

     Maxwell avers that Jones Apparel has violated the Williams Act by not disclosing what it claims is Jones Apparel's motive for acquiring Maxwell. Maxwell summarizes these allegations on page fifteen of its Memorandum in Support of its Motion for Preliminary Injunction:

          Defendants' failure to disclose material facts relating to its acquisition of Kasper also renders the Tender Offer Statement and the Revised Consent Statement materially misleading. Defendants do not disclose that in August 2003, Jones won the bankruptcy auction for Kasper and made its first overture to Maxwell Shoe the next month, in September 2003. (Tinagero Decl. P. P. 4, 7.) Instead, the Revised Consent Statement only states that Jones acquired Kasper on December 1, 2003. (Offenhartz Decl. Ex. 1 at 16.) Defendants' misleading disclosures as to when Jones won the bankruptcy auction for Kasper and when Jones began its pursuit to acquire Maxwell Shoe are material to Maxwell Shoe stockholders. Without this information showing the relationship between the timing of the Kasper acquisition and Jones's first approach to Maxwell Shoe, the stockholders cannot properly evaluate the Tender Offer of the Consent Solicitation because they will not understand how long and by what varied means Jones has been working to stand on both sides of the License and inferentially, what great value it has to Jones.

     In short, Maxwell claims that Jones Apparel's Tender Offer misleads Maxwell stockholders asked to decide to accept or reject $20 for their shares on the ground that they are "ignorant" of Jones Apparel's "ulterior" motive for acquiring those shares. Maxwell posits some nebulous connection between Jones Apparel's acquisition of Kasper, which ostensibly prompted its "interest" in acquiring Maxwell, that it contends somehow should influence investors. The law, the Tender Offer's actual disclosures and common sense all demonstrate that Maxwell's claim is legally and factually baseless. Whether Jones Apparel became interested in Maxwell earlier or later, whether it became increasingly motivated to acquire the company or not, and what beliefs it harbors about the prospects for future success, are simply not legally required or factually relevant to a stockholder deciding to accept or reject $20 for her shares.

     First, the securities regulations simply do not require bidders to disclose their subjective "motivation" for a proposed acquisition. Rather, the applicable regulation, Regulation M-A, simply requires that Jones Apparel "[s]tate the purposes of the transaction" and any plans related to certain listed events or transactions, including, mergers, sales of assets, changes in dividends, changes in the board, and changes in corporate structure. 7 C.F.R. ss. 229.1006(a), (c)(1)-(7).(5) Jones Apparel has disclosed all of the relevant information about its actual purpose and plans regarding its acquisition of Maxwell. Namely, that Jones Apparel intends to "acquire control of, and ultimately the entire equity interest in, Maxwell," which, self-evidently, would include all of Maxwell's assets, contracts, and earnings power. (Tender Offer Statement, Dillon Decl. Ex. 3 under


---------------------

     (5) (c) Plans. Describe any plans, proposals or negotiations that relate to or would result in: (1) Any extraordinary transaction, such as a merger, reorganization or liquidation, involving the subject company or any of its subsidiaries; (2) Any purchase, sale or transfer of a material amount of assets of the subject company or any of its subsidiaries; (3) Any material change in the present dividend rate or policy, or indebtedness or capitalization of the subject company; (4) Any change in the present board of directors or management of the subject company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (5) Any other material change in the subject company's corporate structure or business, including, if the subject company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940 (15 U.S.C. ss. 80a-13); (6) Any class of equity securities of the subject company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association; (7) Any class of equity securities of the subject company becoming eligible for termination of registration under section 12(g)(4) of the Act (15 U.S.C. ss. 78l); 7 C.F.R. ss. 229.1006(c)(1)-(7) (Item
1006(c)(1)-(7)).

the heading "Why Are You Making This Offer?" of the Summary Term Sheet at i, and at iv, 24-29.)


     Moreover, Jones Apparel has fully disclosed its interest in the Anne Klein license, which it acquired through its acquisition of Kasper. Specifically, Jones Apparel has disclosed the terms of the Anne Klein license, how it acquired the license, the value of the license to Maxwell and Jones Apparel, and its plans regarding it following consummation of the acquisition. A redacted copy of the license is even attached as an exhibit to the Schedule TO. The Tender Offer Statement, including amendments, states in relevant part:

          Jones Investment Co. Inc. ("JIC"), a wholly owned subsidiary of Jones, and Maxwell are parties to a license agreement granting Maxwell certain exclusive licensed rights to use certain trademarks (consisting of the AK Anne Klein, Kasper, Albert Nipon and other related trademarks, the "Marks")) in connection with the manufacture, advertising, promotion, distribution and sale of women's footwear in approved retail channels in the United States and, with respect to licensed products bearing the Kasper and Nipon trademarks, Canada and Puerto Rico. JIC has also granted Maxwell a revocable right to sell licensed products bearing the AK Anne Klein trademark to specified channels and accounts in Canada and Puerto Rico. The license is currently effective until December 31, 2007, but Maxwell has the right, subject to certain conditions in the license agreement, to extend the term of the license agreement to December 31, 2012.

          Maxwell pays JIC a royalty on all net sales of such footwear licensed under the license agreement and is responsible for a guaranteed minimum royalty payment to JIC during each year of the agreement. Based on information made publicly available by Maxwell, Maxwell's net sales relating to the Marks for Maxwell's fiscal quarter ended January 31, 2004 and for Maxwell's fiscal years ended October 31, 2003 and October 31, 2002 were $17.3 million, $75.1 million and $64.1 million, respectively (with such net sales representing approximately 31.9%, 33.4%, and 31.4%, respectively, of the net sales of Maxwell under the license agreement for the periods indicated).

          The license agreement provides that if Maxwell contemplates the sale or other disposition of a controlling share of its business or assets related to the subject matter of the agreement, including, without limitation, through a sale of stock (but not including
          (1) a sale or disposition in which Maxwell's management is an equity participant in the acquiring party, (2) sales that occur in the ordinary course of public trading or (3) sales to or other stock distributions through Maxwell's employee benefit plans), JIC may terminate the agreement if it does not approve the proposed transaction and Maxwell nevertheless elects to transfer ownership or control of its business or assets related to the subject matter of the license agreement. Upon such a termination, the parties are to negotiate the timing of such termination. The license agreement provides that the foregoing termination right does not arise if the business or assets sold by Maxwell do not relate to the license agreement and if such sale does not, directly or indirectly, constitute a sale or transfer of the license agreement or Maxwell's rights thereunder or interfere with Maxwell's ability to carry out its material obligations thereunder.

          Maxwell has filed a redacted version of the license agreement described above as an exhibit to the Maxwell 10-K. A copy of that redacted version is filed as Exhibit (d) to the Schedule TO filed by Jones and Purchaser with the SEC in connection with the Offer on March 23, 2004 pursuant to Rule 14d-3 under the Exchange Act. Reference is made to such Exhibit for a more complete description of the terms and conditions of the license agreement.

          In the ordinary course of business, certain Jones subsidiaries purchase licensed footwear from Maxwell.

          Jones acquired Kasper A.S.L., Ltd. ("Kasper"), which owned the rights to the AK Anne Klein brand name, on December 1, 2003 for a total consideration of $259.3 million in cash. Prior to its acquisition by Jones, Kasper owned the Marks and was the licensor under the license agreement. JIC became a party to the license agreement after Jones acquired Kasper.

          From  December 1, 2003 (the date of Jones'  acquisition
          of Kasper) to April 3, 2004, Jones and its subsidiaries
          recorded  revenues   aggregating   approximately  $1.12
          million related to the license agreement.

          As a result of the Offer and the Proposed Merger, Jones would acquire the license agreement and the other product lines of Maxwell, and Jones currently intends to incorporate the product offerings of Maxwell, including the products offered under the license agreement, into the product offerings of Jones. After consummation of the Offer and the Proposed Merger, Jones would acquire all revenues generated by Maxwell in respect of the Maxwell products licensed under the license agreement and, while Jones has not made a decision in this regard, it is possible that Jones would cause the license agreement to be canceled.

(Tender Offer Statement, Dillon Decl. Ex. 3 at 24, as amended by Ex. 7 and Ex. at 8.) (emphasis added)

     These disclosures confirm the emptiness of Maxwell's charge. Any stockholder who actually reads the Tender Offer document cannot avoid understanding:


     o  That Jones Apparel licenses the Anne Klein brand to Maxwell;

     o That the license produces fully one-third of Maxwell's net sales; o That Maxwell effectively cannot be sold to a third party without Jones Apparel's consent;

     o That Jones Apparel paid $259 million to acquire (among other things) the licensor's rights to the Anne Klein brand; and

     o And that if the Tender Offer succeeds, Jones Apparel will stand on both sides of the license.

     That information supplies everything a stockholder reasonably needs to evaluate the value to Jones Apparel of the license - and hence whether $20 represents an attractive offer to that stockholder for her Maxwell shares. Given Jones Apparel's disclosure of all of that information relating to the value of the license, no shareholder could conceivably be interested in more information about Jones Apparel's subjective "motives," or the circumstances in which Jones Apparel developed its interests.

     That logical result is confirmed by case law. Having disclosed the material facts about the transaction - namely its intent to acquire the entire company and, thereby, acquire the "lucrative" benefits of all of Maxwell's assets (including the Anne Klein license) - Jones Apparel's motive for doing so is utterly irrelevant, as a matter of law:

          (I)t is bemusing, and ultimately pointless, to charge that directors perpetrated a "material omission" when they failed to (a) discover and adjudged faithless motives for their actions and (b) announce such a discovery in reporting the products of their managerial efforts and judgment. The securities laws, while their central insistence is upon disclosure, were never intended to attempt any such measures of psychoanalysis or reported self-analysis. The unclean heart of a director is not actionable, whether or not it is "disclosed," unless the impurities are translated into actionable deeds or omissions both objective and external.

     Biesenbach v. Guenther, 588 F.2d 400, 402 (3d Cir. 1978) (internal quotations and citations omitted); Royal Bus. Group, Inc. v. Realist, Inc., 933 F.2d 1056, 1064 (1st Cir. 1991) ("there can be no actionable claim of fraud for failure to disclose in the absence of a duty to disclose . . . plaintiffs can identify no legal basis on which an affirmative duty to disclose might rest"); see also Mendell v. Greenberg, 927 F.2d 667, 674 (2d Cir. 1991) ("A proxy statement need not disclose the underlying motivations of a director or major shareholder so long as all the objective material facts relating to the transaction are disclosed."), modified on other grounds 938 F.2d 1528 (1991); Golub v. PPD Corp., 576 F.2d 759, 765 (8th Cir. 1978).

     Those cases establish, as a matter of law, that no reasonable shareholder will consider Jones Apparel's motive in making an informed investment decision. In deciding whether to accept the cash offer, Maxwell's shareholders will consider the value of the company they are selling - including assets such as the Anne Klein license - and will not concern themselves with Jones Apparel's supposedly "secret ulterior motive" for acquiring the company or a particular asset. Maxwell's claims to the contrary are without merit.

     D. JONES APPAREL'S USE OF THE TERM "ATTRACTIVE" FALLS FAR SHORT OF CONSTITUTING A FALSE STATEMENT.

     Maxwell asserts that Jones Apparel's use of the modifier "attractive" in describing the offer's premium to Maxwell's historical trading price is misleading because Maxwell would characterize the offer in a different manner. Maxwell summarizes those allegations on page sixteen of its Memorandum in Support of its Motion for Preliminary Injunction:

                  This disclosure is also necessary in light of Defendants' false and misleading assertion that the Tender Offer price of $20 per share is "an attractive premium" for Maxwell Shoe's stockholders. Defendants provide no explanation as to why this claim is true. Very simply, Maxwell's Shoe's stock closed at $22.09 on March 22, 2003 - the day before Defendants filed the Tender Offer Statement and began the Tender Offer at $20 per share. (Offenhartz Decl. Ex. 8.) The stock has remained over $22 per share every day since, as it did for nearly a month previously, since the day after Jones announced its proposal to buy the Company. (Id.) Defendants fail to explain why Maxwell Shoe's shareholders should tender their shares for more than $2 per share less than what they could receive immediately on the open market, or why Defendants' Nominees would "consider" the Tender Offer under such circumstances, as the Revised Consent Statement promises they will do. These omissions are material to the stockholders' understanding of whether the "premium" is attractive, unattractive, or simply nonexistent.

The securities regulations do not, however, require bidders to characterize their offers using the adjectives that the target's management might use. Moreover, as discussed above, Jones Apparel's motive in proceeding with this transaction is both apparent and immaterial.

Item 4 of Schedule TO identifies the information that a bidder is required to disclose in a tender offer statement regarding the terms of the transaction.
Item 4 states that a third-party bidder is required to provide the information contained in Item 1004(a) of Regulation M-A:

     ss. 229.1004 (Item 1004) Terms of the transaction.

     (a)  Material terms. State the material terms of the transaction.

     (1) Tender offers. In the case of a tender offer, the information must include:

     (i)    The total number and class of securities sought in the offer;
     (ii)   The type and amount of consideration offered to security holders;
     (iii)  The scheduled expiration date;


                                     -22

     (iv) Whether a subsequent offering period will be available, if the transaction is a third-party tender offer;
     (v) Whether the offer may be extended, and if so, how it could be extended;
     (vi) The dates before and after which security holders may withdraw securities tendered in the offer;
     (vii)  The procedures for tendering and withdrawing securities;
     (viii) The manner in which securities will be accepted for payment;
     (ix) If the offer is for less than all securities of a class, the periods for accepting securities on a pro rata basis and the offeror's present intentions in the event that the offer is oversubscribed;
     (x) An explanation of any material differences in the rights of security holders as a result of the transaction, if material;
     (xi) A brief statement as to the accounting treatment of the transaction, if material; and
     (xii) The federal income tax consequences of the transaction, if material. 17 C.F.R.ss. 229.1004 (emphasis added).

     Jones Apparel fully complied with its disclosure obligations, including
Item 1004(a)(1)(ii), which requires the disclosure of the "the type and amount of consideration offered to security holders." Jones Apparel complied with this provision by disclosing that it was offering $20.00 cash per share:

          We are offering to purchase all the outstanding Shares at a price of $20.00 per share, net to the seller in cash, without interest.

          On February 18, 2004, the day Jones informed Maxwell of our proposal to acquire all the outstanding Shares, the last reported sales price of a Share on the Nasdaq National Market System was $17.59. On February 24, 2004, the last trading day prior to Jones's first public announcement that it was seeking to enter into a business combination with Maxwell, the last reported sales price of a Share on the Nasdaq National Market System was $18.40. On March 22, 2004, the last trading day prior to the commencement of the offer, the last reported sales price of a Share on the Nasdaq National Market System was $22.09. AS OF APRIL 6, 2004, THE LAST REPORTED SALES PRICE OF A SHARE ON THE NASDAQ NATIONAL MARKET SYSTEM WAS ABOVE THE $20.00 PER SHARE PRICE TO BE PAID PURSUANT TO THE OFFER. If you are the record owner of your Shares and you tender Shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

     (Tender Offer Statement, Summary Term Sheet, Dillon Decl. Ex. 3 at i, as amended by Ex. 7.)

     As a matter of practice, bidders also usually disclose a recent price of the target's stock, and Jones Apparel complied with this practice by disclosing:

     o the high and low price for each of the ten quarters since the quarter ending January 31, 2002 (taken from Maxwell's 10-Ks);(6).

     o the highest price that Maxwell's stock had reached during this period ($19.06);

     o the price the stock was trading on the date that Maxwell made its initial proposal to Maxwell ($17.59);

     o the closing price on February 24, 2004, the last date before Jones Apparel announced that it was seeking to enter into a business combination with Maxwell ($18.40); and

     o the price that the stock was trading at on the last trading date before the Tender Offer was commenced ($22.09).

     (Tender Offer Statement, Dillon Decl. Ex. 3 at 13, as amended by Ex. 7.)

     To the extent a shareholder was interested in obtaining any other pricing data, such information is readily available from a variety of sources, including newspapers, brokerage firms, and the internet. Indeed, the Tender Offer Statement advises in the Summary Term Sheet, "Please obtain a recent quotation for your Shares prior to deciding whether or not to tender." (Tender Offer Statement, Summary Term Sheet, Dillon Decl. Ex. 3, at iv.)

     Jones Apparel has disclosed all of the required information regarding the terms of the Tender Offer so that shareholders may reach their own conclusions. Jones Apparel's characterization of its price as "attractive" or
- as Maxwell urges - "lowball" is utterly not material. In Lessler, the First Circuit rejected this same type of allegation. 857 F.2d


---------------------
(6)  As contemlated by Item 1002(c) of Regulation M-A.

at 869. Petitioners claimed that a proxy statement was materially false and misleading because it characterized a management company contract as a "legitimate" investment advisory contract, rather than "a guise and a sham to conceal the true fact[s]." The court rejected this `characterization' allegation out of hand - in the court's view, it constituted "complaining about the wording and editorial presentation of the proxy statement, not its substance" and thus, "[u]nder established case law, this claim must fail." Id. (quoting Golub, 576 F.2d at 765 ("[Plaintiffs'] complaint is that those who prepared the statement did not characterize the bonus aspect of the transaction as plaintiffs would have it characterized. Under the Act and regulations plaintiffs were not entitled to have such a `disclosure' or such a characterization.")); see also Data Probe, 722 F.2d at 5-6 ("The disclosure required by the Act is not a rite of confession or exercise in common law pleading. What is required is the disclosure of material objective factual matters."). Jones Apparel's characterization of its offer is the type of corporate puffery that courts routinely find to be immaterial to a shareholder's investment decision. See Shaw v. Digital Equip. Corp., 82 F.3d 1194, 1218 (1st Cir. 1996) ("a claim that a fraud was perpetrated on the market can draw no sustenance from allegations that defendants made overly-optimistic statements, if those statements are ones that any reasonable investor (ergo, the market) would easily recognize as nothing more than a kind of self-directed corporate puffery"), superseded by statute on other grounds, as noted in Greebel v. FTP Software, Inc., 194 F.3d 185, 197 (1st Cir. 1999); Baron v. Smith, 285 F. Supp. 2d 96, 106 (D. Mass. 2003) (comments "were the kinds of optimistic statements that the market would easily recognize as nothing more than a kind of self-directed corporate puffery and thus not actionable.") (internal quotation omitted).

     Those cases recognize that the Williams Act requires that shareholders decide for themselves, based on all the disclosed material information, whether they concur that the proposal is in fact "attractive." As the First Circuit has explained:

          [C]orporations are not required to address their stockholders as if they were children in kindergarten. In short, federal law is satisfied as long as the [disclosure] materials fully and fairly set forth the relevant and material facts from which a reasonable shareholder may draw his own conclusions.

New England Anti-Vivisection Soc'y, Inc. v. United States Surgical Corp., 889 F.2d 1198, 1202 (1st Cir. 1989) (internal citations omitted). Here, as a matter of law, no shareholder could be misled by Jones Apparel's characterization of its offer. Maxwell's claims to the contrary should be dismissed.

     II. THE PROXY CLAIMS FAIL AS A MATTER OF LAW BECAUSE THE CONSENT SOLICITATION STATEMENT CONTAINS ALL INFORMATION MATERIAL TO INFORMED DECISION-MAKING REQUIRED BY APPLICABLE REGULATIONS.

     Plaintiff also alleges that the Consent Solicitation Statement contains misrepresentations and omissions in violation of Section 14(a) of the Exchange Act and SEC Rule 14a-9, which were enacted to ensure that shareholders engage in autonomous and informed decision-making in voting their shares. Like the Williams Act claims discussed above, Congress made it unlawful for a corporation to issue a proxy statement "containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading." 17 C.F.R. ss. 240.14a-9(a). A shareholder's right to vote is at the heart of the proxy statement protections in Section 14(a) and SEC Rule 14a-9: "[a]n omitted fact is material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote." TSC, 426 U.S. at 449. Those provisions were enacted to help guarantee that investors faced with a proxy contest would receive full and fair disclosure so as to make an informed decision. J. I. Case v. Borak, 377 U.S. 426, 431 (1964) ("The purpose of ss. 14(a) is to prevent management or others from obtaining authorization for corporate action by means of deceptive or inadequate disclosure in proxy solicitation.").

     The information that Maxwell claims Jones Apparel must include in a consent solicitation statement is immaterial as a matter of law. In deciding how to vote, no reasonable shareholder would consider as material a nominee's ancient and distant business relationships, a nominee's remote affiliations with companies that went bankrupt, or Jones Apparel's characterizations of Maxwell's actions. Nor would a reasonable shareholder fail to grasp the implications of the proposed consent solicitation with respect to the Tender Offer.

     A. DISTANT AND ANCIENT BUSINESS RELATIONSHIPS ARE NOT MATERIAL AS A MATTER OF LAW.

     In its complaint, Maxwell alleged that Jones Apparel failed to disclose a series of relationships between Jones Apparel's nominees and Jones Apparel. Specifically Maxwell summarized its allegations against Jones Apparel in its Memorandum of Law in Support of Plaintiff's Amended Motion for a Preliminary Injunction as follows:

     o Jones is allegedly a client of Financo, for whom Defendants' Nominee Harold Leppo performs consulting work. (See Lane Decl. --- Exs. 6, 7.)

     o Current Jones director Howard Gittes was a director and chairman of Sunbeam Corporation's compensation committee during the same time period that Defendants' Nominee Robert D. Martin served as Senior Vice President and Chief Financial Officer, International, at Sunbeam. (Id. Exs. 3 at 7, 11 at 3; 13.)

     o Merrill Lynch underwrote two public offerings of Jones Apparel stock - one offering of 3.1 million shares in 1994 (offered in part by Jones director Sidney Kimmel) and another offering of 4.5 million shares in 1997. At these times, Defendants' Nominee Michael Koeneke, served as co-head of Merrill Lynch's Global Mergers and Acquisitions department (Id. Exs. 3 at 6; 13; 11; 15.)

     o The Revised Consent Statement likewise fails to disclose that this is at least the third instance in which Koeneke has been nominated by a hostile acquirer to serve on the board of a target company. (Id. Exs. 16, 17.) Another of the --- hostile acquirors, Simon Property Group ("Simon"), does significant business with Jones and/or its subsidiaries in connection with retail stores operated by Jones and its subsidiaries (such as Easy Spirit and Nine West) in malls owned by Simon. (Id. Ex. 18) (Pl. Mem. at 12-13.) ---

     The rules governing disclosure make clear that none of this information is legally material. The applicable regulations require Jones Apparel to disclose a range of information regarding its nominees:

     o Their positions and offices, terms of office, and any arrangement or understanding they have with management. See Item 401(a) to Regulation S-K, 17 C.F.R. ss. 229.401(a).
     o Any family relationships with other directors or officers or nominees. See Item 401(d) to Regulation S-K, 17 C.F.R.ss. 229.401(d).
     o Their basic business experience, background, and other directorships. See Item 401(e) to Regulation S-K, 17 C.F.R.ss. 229.401(e).
     o Involvement in legal proceedings, including lawsuits and bankruptcy. See Item 401(f) to Regulation S-K, 17 C.F.R.ss. 229.401(f); see also Instruction 4 to Item 103 of Reg. S-K, 17 C.F.R.ss.229.103.
     o  Certain financial transactions with family members or management. See
        Item 404(a)-(c) to Regulation S-K, 17 C.F.R.ss. 229.404(a)-(c).
     o Compliance with SEC regulations relating to beneficial ownership and control, as required by Section 12 of the Exchange Act. See Item 405 to Regulation S-K, 17 C.F.R. ss. 229.405; see also ss. 12 of Exchange Act, 15 U.S.C. ss. 78l.
     o See generally Item 7 of Schedule 14A, 17 C.F.R.ss.240.14a-101 (listing requirements).

         Jones Apparel has complied with these requirements and has disclosed the following in its Consent Solicitation Statement:

                                                     PRINCIPAL OCCUPATION OR EMPLOYMENT DURING
NAME, AGE AND BUSINESS (OR RESIDENCE) ADDRESS        THE LAST FIVE YEARS AND OTHER DIRECTORSHIPS
---------------------------------------------        -------------------------------------------

Allan Corn (Age, 60)                                 Mr. Corn is a financial consultant for ACE
  1 Edgewood Circle                                  Consulting LLC, a financial consulting firm.  From
  Orangeburg, NY  10962                              1990 to December 2003, Mr. Corn was Senior Vice
                                                     President and Chief Financial Officer of Michael
                                                     Anthony Jewelers, Inc., a designer and
                                                     manufacturer of fine jewelry.  Since 1989, Mr.
                                                     Corn has been a Director of Michael Anthony
                                                     Jewelers, Inc.

Jeffrey J. Hass (Age, 42)                            Since 2000, Professor Haas has been a Professor of
  New York Law School                                Law at The New York Law School.  From 1996 until
  57 Worth Street                                    2000, Mr. Haas was Associate Professor of Law at
  New York, NY  10013                                The New York Law School.  Professor Haas also
                                                     serves as Trustee of
                                                     The Watchdog Fund
                                                     Trust and Sector
                                                     Funds Trust, both of
                                                     which are management
                                                     investment companies.

Michael S. Koeneke (Age, 57)                         Since March 2003, Mr. Koeneke has served as a
  Knightspoint Partners, LLC                         Managing Member of Knightspoint Partners LLC,
  787 Seventh Avenue                                 which is engaged in the business of acquiring,
  9th Floor                                          holding or disposing of investments in various
  New York, NY  10019                                companies.  Mr. Koeneke was elected director of
                                                     CPI Corp., in March, 2004.  From 1997 through
                                                     2002, Mr. Koeneke was the co-head and then the
                                                     Chairman of Global Mergers and Acquisitions at
                                                     Merrill Lynch & Co., Inc., an investment bank.

Harold Leppo (Age, 66)                               From 1988 to 1999, Mr. Leppo served as the Chief
  71 Lynam Road                                      Executive Officer of Harold Leppo and Company, a
  Stamford, CT  06903                                retail consulting firm.  Mr. Leppo also served as
                                                     Director of Home Base Inc., an operator of home
                                                     improvement warehouses, from 2001 to 2003,
                                                     Director of J. Baker, Inc., a retailer of apparel
                                                     and footwear, from 1997 until 2003, Director of
                                                     Filenes Basement Corp., an operator of off-price
                                                     specialty stores, from 1993 to 2000 and Director
                                                     of Salant, Inc., a designer and manufacturer of
                                                     menswear apparel products, from 1995 to 1999.

Robert D. Martin (Age, 56)                           From 2000 to January 2004, Mr. Martin was Senior
   605 Blue Teal Court                               Vice President and Chief Financial Officer of
   Atlanta, GA  30327                                Russell Corporation, an apparel and athletic
                                                     company. From June 1999 to August 2000,
                                                     Mr. Martin was Senior Vice President and
                                                     Chief Financial Officer, International of
                                                     Sunbeam Corporation, a designer, manufacturer
                                                     and marketer of branded consumer products.
                                                     Sunbeam Corporation filed for bankruptcy
                                                     of February 6, 2001. From 1990 to 1999,
                                                     Mr. Martin was Vice President and Chief
                                                     Financial Officer of Sara Lee Branded Apparel,
                                                     Europe, a global manufacturer and marketer of
                                                     brand-name products.

(Preliminary Consent Solicitation, Dillon Decl. Ex. 2 at 6-7)

     Jones Apparel has thus disclosed all of the information required by the SEC's regulations. Contrary to Maxwell's suggestion, those regulations do not require the disclosure of distant and tenuous relationships because, as a matter of law, no reasonable shareholder would view such information as material. See, e.g., Desaigoudar v. Meyercord, 223 F.3d 1020, 1026 (9th Cir.
2000) (holding proxy statement not misleading where facts did not support an inference that reasonable shareholders would have considered director's relationship with outside company in determining how to vote); Polar Int'l. Brokerage Corp. v. Reeve, 108 F. Supp. 2d 225, 244-45 (S.D.N.Y. 2000) (holding failure to disclose director's prior business relationship was not materially misleading when relationship was remote and fact would not have been significant in reasonable shareholder's deliberations); Atlantic Coast Airlines Holdings, Inc., v. Mesa Aire Group, Inc., 295 F. Supp. 2d 75, 86 (D.D.C. 2003) ("The evidence of prior business or social relationships is insufficient to render the Mesa nominees unfit to be directors"); see also I. Meyer Pincus & Assocs., P.C. v. Oppenheimer & Co., 936 F.2d 739, 762 (2d Cir.
1991) (internal quotation omitted) (including peripheral information in proxy statement violates the purpose of the federal securities law which "require that disclosure[s] [to shareholders] steer a middle course, neither submerging a material fact in a flood of collateral data, nor slighting its importance through seemingly cavalier treatment.").

     Maxwell also challenges the Jones Apparel's disclosures by claiming that three of the five potential nominees, Messrs. Leppo, Martin and Koeneke, have undisclosed business relationships with Jones Apparel. Any such relationships, to the extent they even exist, are not material as a matter of law. To the contrary, the rules that govern disclosure of nominees' biographies reveals that Maxwell's claim is akin to a tortured game of "six degrees of separation" in which no reasonable stockholder confronted with an investment decision could conceivably be interested.

     Moreover, as discussed below in Section III, Maxwell's factual allegations regarding Mr. Harold Leppo (Pl. Mem. at 16; Am. Compl. P. P. 75-79) are simply wrong. On this claim, the Court should enter summary judgment for Jones Apparel because Mr. Leppo is not, as Maxwell alleges, a consultant to Jones Apparel nor has Financo represented Jones Apparel. Indeed, Financo represented Gloria Vanderbilt on the other side of a transaction with Jones Apparel. Thus, rather than demonstrating Mr. Leppo's alleged ties to Jones Apparel, the facts establish Mr. Leppo's independence from Jones Apparel.

     Maxwell also claims that Jones Apparel's Consent Solicitation Statement is materially misleading with respect to the "independence" of Mr. Howard Gitis, an outside director of Jones Apparel. The plaintiff asserts that - four years ago - Mr. Gitis was also an outside director of Sunbeam Corporation at the same time that Mr. Martin, one of the other nominees, was the CFO of Sunbeam (July 1999 to August 2000). Based on that allegation alone, Maxwell attempts to raise the specter of nominees purportedly "compromised" as a result of their personal relationships. (Pl. Mem. at 13.) That, however, is nonsense and the inference that Maxwell attempts to raise is utterly immaterial. The alleged "relationship" described by Maxwell demonstrates only that someone associated with Jones Apparel knew at least one of the individuals that it is considering nominating to Maxwell's board. Knowledge, common directorships, and other associations simply do not amount to a conflict of interest or require disclosure.

See, e.g., Beam v. Stewart, No. 501,3002, 2004 WL 739152, at *6 (Del. Mar. 31,
2004) ("Allegations of mere personal friendship or a mere outside business relationship, standing alone, are insufficient to raise a reasonable doubt about a director's independence."); Mesa Aire, 295 F. Supp. 2d at 86 (same).

     Finally, Maxwell asserts that the preliminary solicitation materials are defective because they do not disclose that Mr. Koeneke (1) was the co-head of Merrill Lynch's Global Mergers and Acquisitions department in 1994 and 1997 when Merrill Lynch underwrote (along with other investment banks) two public offerings of Jones Apparel; and (2) serves as a director of Simon Property Group, which owns various malls in which Jones Apparel (and countless other companies) lease space. (Pl. Mem. at 12-13.) Maxwell does not allege, however, that Mr. Koeneke even knows anyone at Jones Apparel, much less that he has the type of relationships with personnel at Jones Apparel such that his independence reasonably might be called into question. Maxwell also seeks to imply that Mr. Koeneke would be beholden to any company for which Merrill Lynch has underwritten securities or that conducts retail operations in a shopping mall. That assumption is specious to say the least. It is no surprise that Maxwell cites no legal authority for its claim that these facts constitute a conflict of interest, as none exists. Indeed, information of this type constitutes the very "flood of collateral data" that offerors should not, and are not required to, disseminate. I. Meyer Pincus & Assocs., P.C., 936 F.2d at 762.

     Maxwell takes no issue with the independence of the other two nominees, Messrs. Corn and Haas. Accordingly, Maxwell's assertion that the Consent Solicitation Statement "falsely assert[s]" that the nominees are independent (Pl. Mem. at 12) is, in reality, reduced to nothing more than a false assertion about Financo, an allegation of a four-year-old acquaintance at Sunbeam, an allegation that a former senior employee at Merrill Lynch is somehow beholden to any company whose securities Merrill Lynch underwrote seven to ten years ago, and an allegation that a director of Simon is somehow beholden to any company that leases space in a Simon mall. As a matter of law, the Court can and should conclude that these ancient and distant relationships are immaterial and, moreover, in no way compromise the independence of any of the nominees.


     Settled legal principles aside, Maxwell's notion of "conflicts" arising from business relationships and ancient history simply could not matter to a stockholder in this context. As noted from the outset, the Tender Offer and Consent Solicitation are integrally related. Jones Apparel is conducting the solicitation to remove Maxwell's incumbent board so that the new board members may consider Jones Apparel's proposal in an independent manner, free from self-interest and guided by the best interests of Maxwell. In such fashion, and as the Consent Solicitation Statement explicitly states on its very first page: The Proposals are designed to expedite the prompt consummation of [Jones Apparel's] offer to acquire all of the issued and outstanding shares [of Maxwell]. (Dillon Decl. Ex 2, Ex. 3; Dillon Supp. Decl. Ex. 11.)

     Simply put, ostensible and invented "conflicts" aside, no stockholder can conceivably be misled about these nominees stewardship of Maxwell if elected, no matter how ignorant they are about the nominees' relationships or business biographies.(7)


---------------------
(7) Indeed, if stockholders who read this disclosure are not themselves endowed with a sense of the obvious, Maxwell's counter-solicitation connects the dots for them. That document - again on the very first page - recites that:

     B. INFORMATION CONCERNING NOMINEES' AFFILIATIONS WITH CERTAIN COMPANIES
        DO NOT BEAR UPON THE NOMINEES' QUALIFICATIONS AND NEED NOT BE DISCLOSED.

     Maxwell asserts, with no basis for the allegation, that the nominees have "questionable abilities," who "have left a string of failed companies in their wake." Maxwell does not challenge the abilities of three nominees, but alleges that Mr. Corn's affiliation (as a director and CFO) with Michael Anthony Jewelers since 1989, which reported losses during the past six quarters (and was delisted in February), and Mr. Leppo's service as an outside director of three companies that went bankrupt between 1999 and 2001, should have been disclosed. (Pl. Mem. at 13-14.) Maxwell is wrong.

     Item 401(f)(1) of Regulation S-K requires disclosure of bankruptcy proceedings with respect to a director nominee only where he or she was an "executive officer" of the bankrupt corporation at or within two years of the bankruptcy filing. The regulation instructs:

          (f) Involvement in Certain Legal Proceedings. Describe any of the following events that occurred during the past five years and that are material to an evaluation of the ability or integrity of any director, person nominated to become a director or executive officer of the registrant:

          (1) A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or


-------------------------------------------------------------------------------
         "Jones  commenced a process . . . to . . . [remove] the
          directors  . . . and  replac[e]  them  with a slate  of
          nominees  that was  handpicked by Jones for the purpose
          of furthering its unsolicited tender offer. . . . [A]ll
          of Jones'  nominees  are  expected  to support  Jones's
          $20.00 per share offer. . . . In fact, Jones has stated
          in its public  filings that all of its  proposals  "are
          designed  to  expedite  the  prompt   consummation   of
          [Jones's]  offer" of $20.00 per Company  share."  Supp.
          Dillon Decl. Ex. 13.)

     Ironically, Maxwell attempts to connect the dots for its stockholders by relying on - and quoting - the very document it contends in its complaint is misleading because stockholders won't understand what these nominees may do if elected.

          similar officer was appointed by a court for the business or property of such a person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing[.]

     The SEC has also made clear that that this disclosure requirement applies only where the director nominee was an executive officer and that it does not apply to "significant employees." Division of Corporate Finance, Manual of Publicly Available Telephone Interpretations (1997), I (16). Maxwell does not allege that any of the nominees meet those disclosure criteria.(8)

     Finally, Maxwell does not allege that Messrs. Corn or Leppo caused those companies to fail. Instead, the complaint's allegations insinuate that their mere association with enterprises that ultimately failed bears upon their "qualifications" to serve as directors of Maxwell. However, Maxwell does not (and cannot) cite any statute, regulation or precedent requiring the disclosure of this information. To the contrary, as discussed above, the applicable SEC regulations in this area clearly provide that such information is not required to be disclosed. See Regulation S-K, 401(f)(1).


     C. THE CONSENT SOLICITATION STATEMENT DISCLOSES THE CONSENT PROCEDURES.

     In its amended complaint, Maxwell asserts that the Consent Solicitation Statement contains "Misleading Statements about the Process and Consequences of Giving Consent," a catch-all title Maxwell uses to shovel in an assortment of baseless allegations. (Am. Compl. P. P. 109-21.) Although Maxwell's original memorandum in

---------------------
     (8) Subsequent to filing the Revised Consent Solicitation Statement, Jones Apparel has been made aware that Mr. Leppo became a director of HomeBase in 1998, rather than 2001, and has disclosed this information in its discovery responses. This fact is not material for purposes of SEC disclosure requirements, as Mr. Leppo was not an executive officer, and therefore did not fall within the category of persons subject to mandatory disclosure pursuant to Regulation S-K.

support of its motion for a preliminary injunction contained a section devoted to those allegations, its amended memorandum did not. The deliberate removal of these arguments from its preliminary injunction papers, speaks volumes to Maxwell's own views as to their substance. Specifically,

     o Maxwell claims that Jones Apparel has not disclosed that the tender offer calls for a second stage merger (Am. Compl. P. 114.); but the second-stage merger is disclosed in both the Tender Offer Statement and the Consent Solicitation Statement. The first line of the section of the Tender Offer Statement regarding the purpose of the Tender Offer states: "The purpose of the Offer is to enable Jones to acquire control of, and ultimately the entire equity interest in, Maxwell." (Tender Offer Statement, Dillon Decl. Ex. 3 at 24 (emphasis added).) The Tender Offer Statement then goes on to describe that second-step merger process and states that the price shall be at the highest price offered during the Tender Offer. Similarly page (ii) of the Consent Solicitation Statement Purchaser states that Jones Apparel "currently intends, promptly following consummation of the Offer, to seek to have Maxwell consummate a second-step merger," and then describes the terms of that transaction.

     o During a March 31 conference call, in response to an analyst's question regarding Maxwell's adoption of golden parachute plans, Jones Apparel's CEO, Peter Boneparth, told certain analysts "[w]e're not shareholders of Maxwell obviously, and that's something that the Maxwell shareholders have to come to grips with." Maxwell asserts that the statement that "Jones is not a shareholder of Maxwell" is false. (Am. Compl.P.P. 109-11.) To the extent anyone other than Maxwell's attorneys were confused by the intent of this statement, the publicly-filed transcript contains a note stating that Jones Apparel and its subsidiaries own 100 shares of Maxwell's stock, which is also disclosed in the Tender Offer Statement and the Consent Solicitation Statement. (Dillon Decl. Ex. 10.)

     o Maxwell asserts, without explanation, that the Consent Solicitation Statement does not comply with Item 14 of Schedule 14. (Am. Compl.P.P. 116-21.) In fact, the Tender Offer discloses that Jones Apparel contemplates a second-stage merger in the event that a majority of the shareholders tender their shares in response to the offer. At that time, Jones Apparel would own a majority of the outstanding shares, and the votes of the minority shareholders would be unnecessary to approve the second-stage transaction. (Tender Offer Statement, Dillon Decl. Ex. 3 at iii) ("If the offer is successful, we expect to consummate a second-step merger with Maxwell in which Maxwell will become an indirect wholly owned subsidiary of Jones.").

     D. JONES APPAREL'S STATEMENTS REGARDING MAXWELL'S UNWILLINGNESS TO CONSIDER JONES APPAREL'S OFFER ARE ACCURATE AND IMMATERIAL.

     After making specious and baseless assertions that the Nominees are not independent, have "questionable abilities," and "have left a string of failed companies in their wake" Maxwell also asserts that Jones Apparel has disparaged Maxwell's board by making the following statement in its Consent Solicitation Statement:

     We are seeking your support for the removal of each current director of Maxwell and the election of our five nominees because we believe that the current directors of Maxwell are not acting, and will not act, in your best interests with respect to the offer.

     (Supp. Dillon Decl. Ex. 11, at Letter to Stockholders.)

     Maxwell asserts that such a statement "impl[ies] that the Board is breaching its fiduciary duty to the Company's stockholders" and thereby violates Rule 14a-9. (Pl. Mem. at 17.) (9) Of course, the statement is merely a factual response to Maxwell's decision to reject Jones Apparel's Offer and not to pursue discussions with Jones

---------------------

     (9) The authorities cited by Maxwell are inapposite. In Phoenix Gold International, Inc., SEC No Action Letter, 2000 WL 1726981, the SEC stated that the shareholder had to remove from its cumulative voting proposal the words "permitting outside shareholders the opportunity to elect a truly independent director." Notably the SEC did not allow the company to strike the following language from the supporting statement: "Cumulative voting won't put minority shareholders in control of the board. But it will give minority shareholders the first real opportunity to elect independent-minded directors who will urge management to find ways to enhance value for all shareholders." In CCBT Bancorp, Inc., SEC No Action Letter, 1999 WL 231196, the SEC did strike the shareholders supporting statement but not - as Maxwell avers - because it said the board was not independent, but because the statement said the board did not provide complete information, the board was not independent and the "[b]oard used intimidation to get the minimum number of shareholder votes required." That matter was also colored by the shareholder's history of soliciting unusual proxies, including one to change the annual meeting date to Memorial Day because "the stock certificates have the likeness of them of the American Indian . . . it's historically correct to hold said meeting on Memorial Day so as to acknowledge how the Pilgrims mistreated said original inhabitants [of] this continent." Id at *4.

Apparel. Jones Apparel's characterization of those actions is not material or actionable.(10) Lessler, 857 F.2d at 869.

     Maxwell further contends that Jones Apparel assumed responsibility in its Consent Solicitation Statement to advise shareholders "promptly" regarding all "developments" in its pending lawsuit against Maxwell in the Delaware Court of Chancery, and specifically to inform them about the status of one of the several specific causes of action in Jones Apparel's complaint - that Maxwell's Board breached its fiduciary duties. (Pl. Mem. at 18.) However, the Consent Solicitation Statement makes no such promise and does not even mention Jones Apparel's breach of fiduciary duties claims. Rather, the Consent Solicitation Statement simply states that Jones Apparel will "promptly inform [the shareholders] when the Court of Chancery has resolved th[e] issue" raised in the Delaware litigation (i.e., whether Maxwell's Board properly set the record date with respect to Jones Apparel's consent solicitation). (Consent Solicitation Statement, Supp. Dillon Decl. Ex. 11 at i.) Though Jones Apparel was not legally required to do so, on April 21, 2004, Jones Apparel amended its Tender Offer Statement and informed shareholders that it had withdrawn the fiduciary duty claims against Maxwell in the ongoing Delaware litigation. (Supp. Dillon Decl. Ex. 12.) As a result, Maxwell's pertinent claims are now moot.

---------------------

     (10) Maxwell also highlights a comment made by Mr. Boneparth during a March 31, 2004, analyst call. (Pl. Mem. at 17.) Maxwell's argument ignores the context in which Mr. Boneparth's comments were made. The "fairly irresponsible acts" are not as Maxwell implies, the board's rejection of Jones Apparel's proposal (and refusal to pursue discussions), but the board's recent failure to take action to limit unusually generous golden parachute plans for senior management. (Dillon Decl. Ex. 10.)

     E. PERMITTING MAXWELL'S FRIVOLOUS CLAIMS TO PROCEED WOULD UNDERMINE THE PUBLIC INTEREST.

     One of Congress' primary purposes in enacting the securities fraud provisions was to enable shareholders to engage in autonomous decisions, whether on a tender offer or a consent solicitation. See, e.g., Mills v. Electric Auto-Lite Co., 396 U.S. 375, 376 (1970) ("[Section] 14(a) stemmed from a congressional belief that [f]air corporate suffrage is an important right that should attach to every equity security bought on a public exchange") (internal quotation omitted). Courts in this Circuit have repeatedly recognized the importance of protecting shareholders' right to vote. See, e.g., Royal Bus. Group, Inc. v. Realist, Inc. 933 F.2d 1056, 1060 (1st Cir. 1991) (quoting Mills v. Electric Auto-Lite Co., 396 U.S. at 381) ("Section 14(a) was intended to promote `the free exercise of the voting rights of stockholders' by ensuring that proxies would be solicited with an `explanation to the stockholder of the real nature of the questions for which authority to cast his vote is sought.'"); ER Holdings, Inc. v. Norton Co. 735
F. Supp. 1094, 1100 (D. Mass. 1990) ("the right to vote is a right that is inherent in and incidental to the ownership of corporate stock, and as such is a proprietary right. It follows that the stockholder cannot be deprived of the right to vote his or her stock") (quoting 5 W. FLETCHER, CYCLOPEDIA OF THE LAW OF PRIVATE CORPORATION AND BUSINESS ORGANIZATIONS ss. 2025 (rev. perm. ed.
1976)). Permitting Maxwell's frivolous claims to proceed where Maxwell has failed to even state a claim upon which relief may be granted would only serve to undermine that public interest.

     III. THE CLAIM REGARDING MR. LEPPO IS PREDICATED ON AN ERRANT NEWS ARTICLE; THE INCONTROVERTIBLE EVIDENCE DEMONSTRATES THAT THERE
          IS NO GENUINE ISSUE OF FACT AND THAT SUMMARY JUDGMENT IS APPROPRIATE.

     With one exception, Maxwell's disclosure claims fail as a matter of law and must be dismissed. That exception is the Amended Complaint's allegation about Harold Leppo. But Maxwell bases its claim regarding Mr. Leppo on a blatant error of fact. The Dansky Declaration demonstrates that there is no genuine issue of fact regarding this issue. Accordingly, pursuant to Rule 56, the Court should, as a matter of law, enter judgment for Jones Apparel on this claim.

     Maxwell asserts that Mr. Leppo is ineligible to serve on its Board of Directors because Mr. Leppo consulted for Financo and Financo consulted for Jones Apparel, which would trigger a qualification provision in Maxwell's By-Laws. (Pl. Mem. at 16; Am. Compl. P. P. 75-79.) Maxwell bases its allegations solely upon certain hearsay news reports - evidently drawn off the internet without any verification. However, Jones Apparel is not, and has not been during at least the relevant disclosure period, a client of Financo. (Decl. of Ira Dansky P. P. 2-5.) The incontrovertible evidence demonstrates that Financo represented the opposite side of the deal when Jones Apparel sought to acquire Gloria Vanderbilt Apparel Corporation. (Id. P. 5.) Thus, rather than demonstrating Mr. Leppo's ties to Jones Apparel, the facts establish conclusively Mr. Leppo's independence from Jones Apparel. Maxwell's unqualified reliance on a single news article that had the facts backwards is a further indication of Maxwell's strategy to delay and obstruct Jones Apparel's bid by filing a meritless lawsuit based upon spurious - and false - allegations. As the incontrovertible facts demonstrate that Maxwell's pleadings are based on a clear error of fact, the Court should enter summary judgment for Jones Apparel on this claim.

                                  CONCLUSION

     For the foregoing reasons, the Court should grant Jones Apparel's motion to dismiss and motion for partial summary judgment.


                                Respectfully submitted,


                                 /s/ Christopher Dillon
                                --------------------------
                                John D. Donovan, Jr. (130950)
                                Christopher Dillon (640896)
                                ROPES & GRAY LLP
                                One International Place
                                Boston, Massachusetts 02110
                                617-951-7000

                                Counsel for Jones Apparel Group, Inc., and
                                MSC Acquisition Corp.

Paul C. Saunders
Timothy G. Cameron
Andrew B. Kratenstein
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eight Avenue
New York, New York 10019
212-474-1000

April 30, 2004

                            CERTIFICATE OF SERVICE

     I hereby certify that on April 30, 2004, I caused a true copy of the above document to be served by hand upon counsel of record for the plaintiff.



                                 /s/ Christopher Dillon
                                ----------------------------
                                Christopher Dillon